EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-56204) pertaining to the Savings Plan for Employees of Frozen Food Express Industries, Inc., and in the related Prospectus of our reports dated June 22, 2005, with respect to the financial statements of FFE Transportation Services, Inc., Savings Plan for Employees of Frozen Food Express Industries, Inc., which are included in this Amendment No. 1 to the Annual Report (Form 11-K) of Frozen Food Express Industries, Inc., for the year ended December 31, 2004.

/s/ Waters, Wright & Associates, LLP

Waters, Wright & Associates, LLP
Mansfield, Texas
JUNE 22, 2005